Exhibit 10.5

Dated July 5, 2022

UNITED MARITIME CORPORATION

and

SEANERGY MARITIME HOLDINGS CORP.

MASTER MANAGEMENT AGREEMENT

INDEX

CLAUSE		PAGE

1	INTERPRETATION	1

2	SERVICES	1

3	FEES AND EXPENSES	3

4	RIGHT TO SUB-CONTRACT	3

5	ASSIGNMENT	4

6	LIABILITY AND INDEMNITY	4

7	NO JOINT VENTURE	5

8	DURATION OF THE AGREEMENT	5

9	NOTICES	6

10	APPLICABLE LAW AND JURISDICTION	6

11	MISCELLANEOUS	7

i

THIS MASTER MANAGEMENT AGREEMENT (this “Agreement”), dated as of July 5, 2022, is entered into between United Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”) and Seanergy Maritime Holdings Corp., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Manager”, together with the Company, the “Parties” and each a “Party”).

WHEREAS:

(A)
The Company is in the business of owning, acquiring and operating a fleet of ocean-going vessels and intends to expand its fleet, with such vessels owned indirectly through separate subsidiaries of the Company.

(B)
The Manager has the benefit of expertise in management services through its wholly owned management subsidiaries and, inter alia, in corporate finance, accounting, operations, sale and purchase and administration generally.

(C)
With respect to the vessels set forth on Schedule I attached hereto, as amended from time to time by agreement of the parties hereto (each a “Vessel” and collectively the “Vessels,” with each Vessel-owning subsidiary of the Company referred to as an “SPV” and collectively the “SPVs”), the Company has requested the Manager, and the Manager has agreed, to assist the Company and its SPV(s) in their dealings with third parties and to provide certain services to the Company, certain other subsidiaries of the Company and each SPV in connection with, inter alia, the management, corporate finance, accounting, operations, sale and purchase and general administration of their business.

NOW THEREFORE THE PARTIES HEREBY AGREE:

1.	INTERPRETATION

1.1          In this Agreement unless the context otherwise requires:

“Business Days” means a day (excluding Saturdays and Sundays) on which banks are open for business in Athens, London and New York;

“Services” means the services described in Clause 2.1.

1.2          The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof.

1.3          All the terms of this Agreement, whether so expressed or not, shall be binding upon the parties hereto and their respective successors and assigns.

1.4          Unless the context otherwise requires, words in the singular include the plural and vice versa.

2	SERVICES

2.1          During the term hereof (as provided in Clause 8 of this Agreement), the Company engages the Manager to provide the following services to the Company, certain management subsidiaries of the Company and each SPV and the Manager hereby accepts such engagement, all in accordance with the terms of this Agreement:

(a)
the provision of assistance and advice with respect to financing, including without limitation the monitoring and administration of compliance with the financing terms and conditions agreed with investors, banks, lessors or other financial institutions;

(b)	the establishment and maintenance of an appropriate accounting system (if required) and adequate internal control over financial reporting;

(c)	the keeping of all books and records of things done and transactions performed as it may require from time to time, including liaising with accountants, lawyers and other professional advisors;

(d)
from time to time or at any time as requested, the preparation and presentation of reports to the board of directors thereof (or any applicable committee thereof) concerning the performance of the services mentioned in this Clause 2.1 and the performance of third parties with whom they have a contractual relationship and furnishing advice and recommendations with respect to all aspects of their business affairs;

(e)
the maintenance of the general ledgers, reconciliation of their bank accounts, preparation of periodic financial statements in accordance with generally accepted accounting principles consistently applied in the United States, including those required for governmental and regulatory or self-regulatory agency filings (including the preparation of periodic and other reports, proxy statements, registration statements and other documents and reports), tax returns and reports and the provision of related data processing services;

(f)
the provision of commercial management (including but not limited to the chartering of the Vessels and monitoring thereof and freight collection) and technical management (including but not limited to the crewing of the vessels, the day-to-day operations, inspections, maintenance, repairs, drydocking, purchasing, insurance and claims handling) services for the Vessels, the acting directly or through its wholly owned subsidiaries for and on behalf of the SPVs in connection therewith and the arrangement on behalf of the SPVs (through the relevant third parties) of any of the aforementioned services directly or through its wholly owned subsidiaries;

(g)	the provision of services for the sale and purchase of the Vessels;

(h)
provision of services for the compliance with all applicable laws, including all relevant securities laws and the rules and regulations of the Securities and Exchange Commission and any securities exchange upon which the Company’s securities are listed;

(i)
the maintenance of the Company’s, the Company’s management subsidiaries and the SPV’s corporate existence and good standing in all necessary jurisdictions and assistance in all other corporate and regulatory compliance matters, including but not limited to any action, claim, complaint, demand, suit, judgment, investigation or proceeding, pending or threatened, by any person or before any governmental or other authority;

(j)	the conducting of investor relations functions on behalf of the Company;

(k)	the provision and maintenance of all required information technology infrastructure and support relating to all operations of the Company, the Company’s management subsidiaries and the SPVs;

(l)
the obtaining, on behalf of the Company, director and officer liability insurance and other insurance coverage not related to the Vessels that would normally be obtained for a company in a similar business to that of the Company;

(m)
the provision of office space/ premises and office equipment for the personnel of the Company, the Company’s management subsidiaries or the SPVs at the location of the Manager and clerical, secretarial and administrative assistance as may be reasonably necessary;

(n)	the communication with the transfer agent for the Company as may be necessary or desirable;

(o)	the provision of directors and/or officers in the board of directors of the Company or the SPVs; and

(p)	the provision of such other services as the authorized representative of the Company or the SPV may request and the Manager may agree to provide from time to time.

2.2          During the term hereof, the Manager shall use its reasonable commercial efforts to promote the business of the Company, the Company’s management subsidiaries and the SPVs in accordance with the directions of their authorized representative(s) and shall at all times use its reasonable commercial efforts to conform to and comply with the lawful directions, regulations and recommendation made by such authorised representative(s) and in the absence of any specific directions, regulations and recommendations as aforesaid and subject to the terms and conditions of this Agreement shall provide general administrative and advisory services in connection with the management of the business of the Company and the SPV.

2.3          The Company, the Company’s management subsidiaries and the SPVs each acknowledge that to the extent set out in this Agreement, the Manager is acting solely on behalf of, as agent of and for the account of the Company, the Company’s management subsidiaries and the SPVs.

2.4          The Manager in the performance of its responsibilities under this Agreement shall be entitled to have regard to its overall responsibilities in relation to the management of its own subsidiaries (which include but shall not be restricted to the Manager) and in particular, without prejudice to the generality of the foregoing, the Manager shall be entitled to allocate available resources and services in such manner as in the prevailing circumstances the Manager in its absolute discretion considers to be fair and reasonable.  The Manager and its employees may provide services of a nature similar to the Services to any other person. There is no obligation for the Manager to provide the Services to Company, the Company’s management subsidiaries or the SPVs on an exclusive basis.

3	FEES AND EXPENSES

3.1          In consideration of the Manager providing the Services, the Company shall pay the Manager a daily administration fee of three hundred twenty-five United States Dollars (US$325) per Vessel (the “Fee”). The Fee shall be due and payable by the Company upon the Manager’s request.

3.2          The Company will reimburse the Manager for postage and communication expenses, travelling expenses and other expenses reasonably incurred by the Manager in the provision of the Services (including any reimbursement at-cost for sub-contracting paid by the Manager to any Sub-Manager as set forth in Clause 4). Within thirty (30) days after the end of each month, the Manager shall submit to the Company for payment an invoice for reimbursement of all such expenses in connection with the provision of the Services. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.   The Company shall make payment within fifteen (15) days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over SOFR (Secured Overnight Financing Rate) from such Due Date until the date payment is received in full by the Manager.

4	RIGHT TO SUB-CONTRACT

4.1          The Manager shall be entitled to procure performance of the Manager’s duties and obligations under this Agreement to any of its subsidiaries or arrange on behalf of the Company, the Company’s management subsidiaries and the SPVs the performance of the Services by third parties (collectively, the “Sub-Managers”), as agreed to by the Company or the SPVs from time to time.

4.2          In the event of any sub-contract by the Manager or arrangement as mentioned above, the Manager shall promptly notify the Company, the Company’s management subsidiaries and the SPVs thereof and shall remain fully liable for the due performance of its obligations under this Agreement except in the case of sub-contracting or arranging the Services under Clause 2.1(f) in which case the Sub-Managers will be solely liable towards the Company, the Company’s management subsidiaries and the SPVs and the Manager will have no liability under Clause 6.2 of this Agreement or otherwise in respect of the performance of Services under Clause 2.1(f) by a Sub-Manager. The Company’s management subsidiaries and the SPVs, as applicable, shall enter into the relevant management agreements with the Sub-Managers in respect of the provision of the Services under Clause 2.1(f).

5	ASSIGNMENT

5.1          The Parties may not assign any of their respective rights under this Agreement in whole or in part without the prior written consent of the other Party, which consent may be withheld in the sole discretion of such other Party. This Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns.

6	LIABILITY AND INDEMNITY

6.1          Neither the Company nor the Manager shall be under any liability for any failure to perform any of its obligations hereunder if any of the following occurs (“Force Majeure Event”):

(i)
any event, cause or condition which is beyond the reasonable control of either or both of the Parties and which prevents either or both of the Parties from performing any of their respective obligations under this Agreement;

(ii)	acts of God, including fire, explosions, unusually or unforeseeably bad weather conditions, epidemic, lightning, earthquake or tsunami;

(iii)	acts of public enemies, including war or civil disturbance, vandalism, sabotage, terrorism, blockade or insurrection;

(iv)	acts of any governmental authority, including injunction or restraining orders issued by any judicial, administrative or regulatory authority, expropriation or requisition;

(v)	government rule, regulation or legislation, embargo or national defense requirement; or

(vi)	labor troubles or disputes, strikes or lockouts, including any failure to settle or prevent such event which is in the control of any Party.

A Party shall give written notice to the other Party promptly upon the occurrence of a Force Majeure Event.

6.2          Subject to Clause 6.1, the Manager and any directors or employees of the Manager or the directors and officers appointed pursuant to Clause 2.1(o) shall be under no liability whatsoever to the Company or the SPVs for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, and howsoever arising in the course of the performance of this Agreement, unless and to the extent that the same is proved to have resulted solely from (i) fraud, gross negligence or willful misconduct of the Manager, its employees, agents and the directors and officers appointed pursuant to Clause 2.1(o), or (ii) any breach of this Agreement by the Manager, its employees and agents and of the directors and officers appointed pursuant to Clause 2.1(o) (in which case, with the exception of fraud or willful misconduct, the Manager’s liability for each incident or series of incidents giving rise to a claim or claims under this Agreement shall never exceed a total of US$100,000.

6.3          Except to the extent that the Manager would be liable under Clause 6.2, the Company and the SPVs hereby undertake to keep the Manager and its employees, agents, directors, officers and the Sub-Managers and the directors and officers appointed pursuant to Clause 2.1(o) indemnified and to hold them harmless against all actions, proceedings (whether civil, criminal, administrative or investigative), claims, demands or liabilities whatsoever and howsoever arising which may be brought against them, threatened or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, losses, damages and expenses of whatsoever nature and kind (including but not limited to legal costs, attorneys’ fees, judgements, fines, amounts paid in settlement and any other expenses on a full indemnity basis) which the Manager, its directors, officers, employees, agents or the Sub-Managers and the directors and officers appointed pursuant to Clause 2.1(o) may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement unless the same is proven to have resulted solely from the gross negligence or willful default of the Manager or its directors, officers, employees, or agents or the Sub-Managers employed by them or the directors and officers appointed pursuant to Clause 2.1(o).

6.4          No director, officer, employee, agent or Sub-Manager of the Manager or any director and officer appointed pursuant to Clause 2.1(o) shall in any circumstances whatsoever be under any liability for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment or holding of a directorship or office and, without prejudice to the generality of the foregoing provisions in this Clause 6.4, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such director, officer, employee, agent or Sub-Manager of the Manager and the director and officer appointed pursuant to Clause 2.1(o) acting as aforesaid, and all such persons shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce and to enjoy the benefit of this Clause 6.

6.5          The Manager or any of their directors or officers or any of the directors and officers appointed pursuant to Clause 2.1(o) shall not be liable for any indirect or consequential losses for any reason whatsoever.

6.6          No director or officer appointed from time to time pursuant to Clause 2.1(o) shall be personally liable to any of the SPVs or the Company or to any shareholder or beneficial owner of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director’s or the officer’s duty of loyalty to the SPVs of the Company, (ii) for acts or omissions proven to be made or not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 28 (m) of the Business Corporations Act of Marshall Islands or any other applicable law, or (iv) or any transaction from which any director or officer derived an improper personal benefit.

6.7          Any repeal or modification of this Clause 6 shall not adversely affect any rights to indemnification of the Manager, their employees, agents, Sub-Managers and the directors or officers appointed pursuant to Clause 2.1(o) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

7	NO JOINT VENTURE

7.1          Nothing in this Agreement is intended to create or shall be construed as creating a joint venture or partnership between the Parties, and this Agreement shall not be deemed for any purpose to constitute any Party a partner of any other Party to this Agreement in the conduct of any business or otherwise or as a member of a joint venture or joint enterprise with any other Party to this Agreement.

8	DURATION OF THE AGREEMENT

8.1          The initial term of this Agreement shall commence on the date hereof and shall continue until December 31, 2024, unless it is terminated earlier by the Parties as provided in Clause 8.3 (the “Initial Term”).

8.2          This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term, or any Renewal Term, be automatically renewed for a further term of twelve (12) months (each a “Renewal Term”) unless terminated in accordance with Clause 8.3.

8.3          Either Party may terminate this Agreement at any time by providing to the other party three (3) months’ prior written notice. This Agreement may be  terminated immediately (i) in the event of a material breach of this Agreement, or (ii) if an order be made or resolution be passed for the winding up of the other party (otherwise than a winding up for the purpose of reconstruction or amalgamation), or if a receiver be appointed of the undertaking or property of the other party, or if the other party shall suspend payment or cease to carry on business or make any special arrangement or composition with its creditors.  Upon termination, the Manager shall assist with any transition required by the Company, the Company’s management subsidiaries or the SPVs to another service provider or manager providing services that are substantially similar to the Services.

9	NOTICES

9.1          All notices, consents and other communications hereunder or necessary to exercise any rights granted hereunder, shall be writing, either by hand, by prepaid registered mail or telefax, addressed as follows:

Company, certain subsidiaries of the Company and SPVs:
c/o 154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece
For the Attention of
United Maritime Corporation
E-mail: finance@usea.gr / legal@usea.gr
Fax: +30 210 9638404

Manager:
Executive Offices at 154 Vouliagmenis Avenue
16674 Glyfada, Athens Greece
For the Attention of
Finance & Legal Departments
E-mail: finance@seanergy.gr / legal@seanergy.gr
Fax: +30 210 9638404

Any Party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving to the other Parties notice in the manner set forth in this Clause 9.1.

Any notice:

(i)	if validly delivered on a Business Day, shall be deemed to have been given when delivered; and

(ii)	if validly transmitted by fax on a Business Day, shall be deemed to have been given on that Business Day.

10	APPLICABLE LAW AND JURISDICTION

10.1      This Agreement (including any non-contractual obligations arising from or in connection with the same) shall be governed by, and construed in accordance with, English law. Any dispute arising out of or in connection with this Agreement (including any non-contractual obligations arising from or in connection with the same) shall be referred to arbitration in London in accordance with the Arbitration Act 1996, or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause. The language of the Arbitration shall be English and the Arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. Each party to appoint one arbitrator and the two so appointed to appoint the third who shall act as chairman of the Tribunal. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding in both parties as if the sole arbitrator had been appointed by agreement. The two arbitrators so appointed shall appoint the third arbitrator within fourteen days.

10.2          In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000, the arbitration shall be conducted in accordance with the LMAA Small claims Procedure current at the time when the arbitration proceedings are commenced.

11	MISCELLANEOUS

11.1       No Party shall disclose to any third parties information that it has relating to the businesses, properties, financial condition, results of operations or prospects of any of the other Parties or make use of such information other than to the extent necessary for the purpose of performing this Agreement, except (i) to the extent such information is publicly available or is obtainable from independent sources who did not receive the information from such other Party, (ii) as requested or required by its representatives, legal counsel, accountants, advisers, auditors, any law or statutory body, including but not limited to any stock exchange and/or Securities and Exchange Commission laws and regulations applicable to either Party, any applicable accounting standards, ordered by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process), or (iii) as authorized in writing by such other Party.

11.2       This Agreement constitutes the sole understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto. This Agreement may not be amended, waived or discharged except by an instrument or instruments in writing executed by the party against whom enforcement of such amendment, waiver or discharge is sought.

11.3	This Agreement may be executed in one or more written counterparts each of which shall be deemed an original, but all of which together shall constitute one instrument.

[signature page follows]

IN WITNESS whereof the undersigned have executed this agreement as of the date first above written.

The Manager SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
Name:	Stamatios Tsantanis
Title:	Chief Executive Officer

UNITED MARITIME CORPORATION

By:	/s/ Stavros Gyftakis
Name:	Stavros Gyftakis
Title:	Chief Financial Officer

[Signature Page to Master Management Agreement]

Schedule I

Vessel Name	SPVs
M/V Gloriuship (IMO 9266944)	Sea Glorius Shipping Co., of the Republic of the Marshall Islands